Exhibit 10.16

EXECUTION COPY

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of this 18th day of January, 2007, by and among Fairway Group Holdings Corp., a Delaware corporation (the “Company”), and each of the signatories hereto (collectively, the “Stockholders” and each individually, a “Stockholder”).

RECITALS:

WHEREAS, (i) the Company, (ii) Fairway Operating Corp., Fairway Wholesale & Distribution Co., Inc., Anytime Food Corp., Fairway Plainview, LLC, Fairway Brooklyn, LLC and Fairway Central Services, Corp. (collectively, the “Sellers”), (iii) Howard Glickberg, David Sneddon and Harold Seybert and (iv) Fairway Group Acquisition Company have entered into an Asset Purchase Agreement, dated as of October 31, 2006 (the “Purchase Agreement”), pursuant to which the Company will acquire the retail grocery and food service business (the “Business”) currently being operated by the Sellers under the Purchase Agreement;

WHEREAS, it is a condition to the Closing, as defined in the Purchase Agreement, and the willingness of the Company and Sterling (as defined below) to consummate the transactions contemplated by the Purchase Agreement that the Stockholders shall have entered into this Agreement;

WHEREAS, each of the Stockholders desires to promote the interests of the Company and the mutual interests of the Stockholders by establishing herein certain terms and conditions upon which the Company’s Preferred Stock and Common Stock will be held and voted by the Stockholders, including certain provisions relating to the election of directors and the sale or other disposition of the Preferred Stock and Common Stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                             Definitions.  As used herein, the following terms, unless the context clearly indicates otherwise, shall have the following meanings:

“Accredited Investor” shall mean (1) any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Exchange Act; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; (2) any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; (3) any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000; (4) any director or executive officer of the Company; (5) any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000; (6) any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; (7) any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment as described in Rule 506(b)(2)(ii) of the Securities Act; and (8) any entity in which all of the equity owners are Accredited Investors.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.  As used in this definition of “Affiliate”, the term “control” and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.  For the avoidance of doubt, limited partners of Sterling shall not be deemed “Affiliates” of Sterling.

“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.

“Common Stock” shall mean the Common Stock of the Company, $.001 par value per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal law then in force as a replacement or successor to such law.

“Excused Transfer” shall mean a Transfer (i) pursuant to a public offering registered under the Securities Act, (ii) pursuant to Rule 144 (except those transactions described in Rule 144(k) if the Company’s shares have not become publicly traded), (iii) to a Permitted Transferee, or (iv) pursuant to a sale of the Company in which all holders of Common Stock are entitled to receive the same form and amount of per-share consideration (whether by sale of all the outstanding stock or merger or consolidation whereby the Stockholders and their Affiliates immediately after such merger or consolidation own less than a majority of the outstanding voting securities of the surviving or new corporation).

“Executives” means Howard Glickberg and Harold Seybert.

“Fully-diluted basis” shall mean the number of shares of Common Stock outstanding assuming the conversion or exchange of all outstanding convertible or exchangeable securities and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any shares of Common Stock.

“GCL” shall mean the General Corporation Law of the State of Delaware.

“Immediate family” shall mean any ancestor, descendant (adopted or natural), sibling or spouse of a Stockholder, or any ancestor, descendant (adopted or natural) or sibling of the spouse of such Stockholder, or any custodian or trustee for the account or benefit of such person.

“Independent Third Party” shall mean any Person (including any affiliated group of Persons) who, immediately prior to the contemplated transaction, owns less than 5% of the Common Stock on a Fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse of or of common ancestry (by birth or adoption) with any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Management Options” shall mean an aggregate of 10,000 shares of Common Stock to be issued to management and employees from time to time after the date hereof pursuant to the Company’s 2007 Equity Incentive Plan.

“Management Stockholders” shall mean Howard Glickberg, Harold Seybert and any employee of the Company or any of its subsidiaries who becomes a party to this Agreement.

“Permitted Transferee” shall mean (a) in the case of an individual, the Immediate family of such person, a trust solely for the benefit of such person or his Immediate family, the estate or legal representatives of such person and any partnership, corporation or other entity wholly-owned by such person or his Immediate family, (b) in the case of a partnership, any of its partners (limited or general), the estates of such partners, any liquidating trust for the benefit of the partners of such partnership and any partnership, corporation or other entity wholly-owned by such partnership (and, if any partner is itself a partnership, its partners (limited and general), and if any such partner is itself a corporation or limited liability company, its stockholders or members, respectively), (c) in the case of any

Sterling Investor, any other Sterling Investor, (d) in the case of a limited liability company, any of its members or economic owners, (e) any individual serving as a director of the Company, except that Sterling may Transfer no more than five percent (5%) of its Shares in aggregate pursuant to this clause (e), (f) in the case of either Executive or David Sneddon, as set forth on Schedule 1.1 hereto and (g) in the case of CS Equity III LLC, any of its Affiliates.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” shall mean the Senior Preferred Stock of the Company, $.001 par value per share.

“Purchasers” shall mean those Persons purchasing Shares pursuant to Section 2.02 hereof.

“Qualifying Public Offering” shall mean a firm commitment underwritten public offering of Common Stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission in which (i) gross proceeds (before underwriting discounts and commissions) are at least $75,000,000, with at least $25,000,000 to the Company, (ii) immediately following consummation of such offering the aggregate market capitalization of the outstanding Common Stock is not less than $200,000,000, (iii) Sterling’s internal rate of return based on the price of Common Stock to the public in such offering, together with all amounts received in respect of the Preferred Stock, compounded annually, is at least 30% and (iv) the value of Sterling’s Common Stock immediately following consummation of such offering, together with the amount received by Sterling in respect of its Preferred Stock, is at least three times the value of Sterling’s initial investment in Preferred Stock and Common Stock.

“Restricted Securities” shall mean (i) the Preferred Stock, (ii) the Common Stock, (iii) the Management Options, (iv) the shares of Common Stock issued upon exercise of the Management Options and (v) any securities issued with respect to the securities referred to in clauses (i), (ii), (iii) and (iv) above by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities will cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) disposed of pursuant to Rule 144 (except in a disposition described in Rule 144(k) if the Company’s shares have not become publicly traded).  Whenever any particular securities cease to be Restricted Securities, the holder thereof will be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act Legend of the character set forth in Section 4.06.

“Rule 144” shall mean Rule 144, as amended, promulgated under the Securities Act, or any similar rule or regulation promulgated as a replacement or successor to such rule.

“Rule 144A” shall mean Rule 144A, as amended, promulgated under the Securities Act, or any similar rule or regulation promulgated as a replacement or successor to such rule.

“Sale of the Company” means one or more of the following effected in a single transaction or series of transactions, whether or not related, with one or more Independent Third Parties:  (i) the sale of all or substantially all of the Company’s assets (including the shares of the Company’s subsidiaries) or the assets of the Company’s subsidiaries, on a consolidated basis; (ii) the sale of all of the issued and outstanding capital stock of the Company; or (iii) the merger or consolidation of the Company or substantially all of its subsidiaries with one or more Independent Third Parties in a transaction in which such third party(ies) thereafter control, directly or indirectly, the business and affairs of the Company or the subsidiaries party to such transaction.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force as a replacement or successor to such law.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Shares” shall mean shares of Common Stock and Preferred Stock.

“Sterling” shall mean Sterling Investment Partners, L.P., a Delaware limited partnership (“Sterling I”), Sterling Investment Partners Side-by-Side, L.P., a Delaware limited partnership, Sterling Investment Partners II,

L.P., a Delaware limited partnership (“Sterling II”), Sterling Investment Partners Side-by-Side II, L.P., a Delaware limited partnership, and their respective successors and assigns.

“Termination Event” shall mean, with respect to any Management Stockholder, the occurrence of any of the following events:  (i) termination of such Stockholders’ employment with the Company for “justifiable cause” or without “good reason” (in each case as defined in such Stockholder’s employment agreement) or (ii) such Stockholder’s breach of the non-competition provisions of his employment agreement or, if applicable, the Purchase Agreement.

“Transfer” shall mean any transfer, sale, assignment, pledge, hypothecation or other disposition, whether direct or indirect, by operation of law or otherwise.

ARTICLE 2
SUBSCRIPTION FOR SHARES

Section 2.01                             Authorization.  The Company has authorized the sale and issuance of the Shares having the rights, preferences, privileges and restrictions set forth in the Company’s Certificate of Incorporation, a copy of which is attached to this Agreement as Exhibit 2.01 (the “Certificate of Incorporation”).

Section 2.02                             Issuance, Sale and Delivery of the Shares.  The Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, hereby agrees to purchase from the Company, the number and class of Shares set forth opposite the name of such Purchaser under the heading “Number of Shares to be Purchased” on the Schedule of Purchasers attached hereto, at the aggregate purchase price set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price for Shares” on the Schedule of Purchasers.  The purchase price per share of Preferred Stock shall be $1000.00 and the purchase price per share of Common Stock shall be $1.50.

Section 2.03                             Closing.  The closing shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, at 10:00 a.m., New York time, immediately prior to the closing under the Purchase Agreement, or at such other location, date and time as may be agreed upon between the Purchasers and the Company (such closing being called the “Closing” and such date being called the “Closing Date”).  It shall be a condition to the Closing hereunder that all conditions precedent to the consummation of the acquisition of the Business by the Company pursuant to the Purchase Agreement and the financing thereof pursuant to the senior and subordinated credit facilities shall have been satisfied or waived.  At the Closing, the Company shall issue and deliver to each Purchaser a stock certificate or certificates in definitive form, registered in the name of such Purchaser, representing the Shares being purchased by it at the Closing.  As payment in full for the Shares being purchased by it under this Agreement, and against delivery of the stock certificate or certificates therefor as aforesaid, on the Closing Date each Purchaser shall deliver to the Company by wire transfer of immediately available funds the amount set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price for Shares” on the Schedule of Purchasers.

Section 2.04                             Representations and Warranties of the Purchasers.  Each Purchaser, severally and not jointly, represents and warrants to the Company that:

(a)                                 Purchaser acknowledges that Purchaser’s representations and warranties contained herein are being relied upon by the Company as a basis for the exemption of the sale of the Shares from the registration requirements of the Securities Act and any applicable state securities laws.

(b)                                 Purchaser understands that (i) the Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.  Purchaser is aware that the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, is not now, and may not become, available for resale of the Shares.

(c)                                  Purchaser is purchasing the Shares for its own account with the intent of holding the Shares for investment and without the intent of participating directly or indirectly in a distribution thereof.

(d)                                 Purchaser is an Accredited Investor.

Section 2.05                             Registration Rights Agreement.  The Company and each of the Stockholders agrees to enter into a registration rights agreement, substantially in the form of Exhibit 2.05 hereto, at the Closing.

Section 2.06                             Representations and Warranties of the Company.  The Company represents and warrants to each Stockholder that:

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full corporate power and authority to conduct its business as it is proposed to be conducted (which business is the ownership of the stock of its subsidiaries purchasing the Business) and to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, including without limitation the issuance and sale of the Shares, have been duly authorized by all appropriate corporate action, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)                                 The execution and delivery of this Agreement by the Company does not, and the consummation by it of the transactions contemplated hereby will not, (i) conflict with any provision of its Certificate of Incorporation or By-laws, (ii) violate any law, rule or regulation, or any judgment, decree or order of any court or other governmental entity to which the Company or any of its properties and assets is subject, or (iii) any agreement or instrument to which the Company or any of its properties and assets is subject.

(c)                                  The authorized capital stock of the Company consists of 250,000 shares of stock, consisting of (a) 150,000 shares of Common Stock and (b) 100,000 shares of Preferred Stock.  At the Closing, shares of Common Stock and Preferred Stock will be issued in accordance with Section 2.02 hereof.  Immediately after the Closing, the issued and outstanding shares of Common Stock and Preferred Stock will be as set forth on the Schedule of Purchasers hereto.  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company’s Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be validly issued, fully paid and non-assessable.  Except as provided herein and in the other documents executed and delivered at the closing of the Purchase Agreement and except for the Management Options, there are no outstanding options, warrants, convertible securities, calls, rights, stock appreciation, phantom equity or similar rights, commitments, preemptive rights or agreements or instruments of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.

(d)                                 The Company was incorporated under the laws of the State of Delaware on September 29, 2006, and since such date the Company has not (i) engaged in any business, (ii) entered into any agreements, contracts, guarantees, understandings or other commitments (written or oral) or (iii) incurred any liabilities or become subject to any obligations of any nature (matured or unmatured, fixed or contingent), other than, in each case, pursuant to this Agreement, the Purchase Agreement, the arrangements with its senior and subordinated lenders, that certain Registration Rights Agreement, dated the date hereof, among the Company and the Stockholders, and the other agreements to be executed at or prior to Closing contemplated by each of the foregoing agreements.

ARTICLE 3
CORPORATE GOVERNANCE

Section 3.01                             Board of Directors.  Pursuant to the By-Laws of the Company, the number of directors comprising the Company’s Board of Directors (the “Board”) shall be fixed by the Board (by vote of a majority of the directors) from time to time.  During the term of this Agreement, each Stockholder agrees to vote all of his, her or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, persons shall be elected to (and removed from) the Board in accordance with the following:

(a)                                 (i) each of Sterling I and Sterling II shall have the right to designate two candidates to be nominated for election as directors; and (ii) the Executives shall have the right to designate for nomination for election as directors that number of candidates as is equal to the greater of (x) two or (y) that number, rounded down to the nearest whole number, as is equal to the product determined by multiplying the total number of directors by a fraction, the numerator of which is the number of shares of Common Stock then owned by the Executives and the denominator of which is the total number of shares of Common Stock then issued and outstanding; provided, however, that Executives shall not have the right to designate any individual with respect to whom a Termination Event has occurred and provided further that Executives shall not have the right to designate any individual that a majority of the Board determines in good faith is employed by, or otherwise provides services to, any Person that competes with the business of the Company and its subsidiaries and if any designee is not an Executive, such designee must have relevant business experience and must be approved by Sterling.  One of the candidates designated by Sterling I or Sterling II shall serve as Chairman of the Board of Directors.  The Executives agree that as long as Mr. Glickberg owns at least 5% of the shares of the Preferred Stock that are issued and outstanding and no Termination Event shall have occurred with respect to Mr. Glickberg, Mr. Glickberg shall be one of the candidates designated by the Executives.  The Executives further agree that as long as a Mr. Seybert owns at least 5% of the shares of the Preferred Stock that are issued and outstanding and no Termination Event shall have occurred with respect to Mr. Seybert, Mr. Seybert shall be one of the candidates designated by the Executive.  Each Stockholder hereby agrees (x) to be present in person or by proxy at any meeting of stockholders to elect directors for purposes of establishing a quorum and (y) to vote his or its Shares for, or promptly give his, her or its written consent to, the election of each of the candidates designated by Sterling or the Executives, as applicable, pursuant to this paragraph.  Sterling shall have the right to designate all additional candidates to be nominated for election as directors at any time and from time to time; provided that, such candidates are not employed by, or affiliates of, Sterling and have relevant business experience.

(b)                                 In the event any director elected to the Board after being designated as a candidate for membership by one of the Persons entitled to designate candidates pursuant to this Agreement dies, resigns, is removed or otherwise ceases to serve as a member of the Board, the Company shall give notice thereof to the Person(s) entitled to designate such candidate and such Person(s) shall promptly designate a successor and notify the Board of its selection, and the Board shall act promptly to fill the vacancy with such designee in accordance with Section 223 of the GCL and this Agreement.

(c)                                  Within five (5) days after a record date is set for any annual meeting for the election of directors or for the mailing of any consent solicited for such purpose, the Secretary of the Company shall notify each Person entitled to designate candidates of the upcoming election and anticipated date thereof and request that each Person entitled to designate candidates take all necessary action to designate its candidate(s).  Each Person entitled to designate candidates shall notify the Secretary of the Company at least fifteen (15) days before such election of such Person’s respective candidate(s) or such other date as the Board may designate if the Company is then subject to Section 14 of the Exchange Act.  A failure by a Person entitled to designate candidates to provide such notification shall be deemed to be a designation by such Person of the same candidates as were last designated by such Person.  Any designation pursuant to this Article 3 shall be made in writing.

(d)                                 The Stockholders agree to cast their votes for, or give their written consent to, the removal of a designee on the Board at any time upon receipt of instructions in writing to such effect, signed by the Person entitled to designate that candidate, in accordance with Section 141(k) of the GCL.  In addition, notwithstanding Section 3.01(c), to the extent that Sterling or the Executives have the right to designate a candidate or candidates under Section 3.01(a) and have not designated such candidate or candidates, the Stockholders agree to promptly give their written consent to the election of designee(s) on the Board upon receipt of instructions in writing to such effect, signed by the Person entitled to designate the candidate(s), together with a form of written consent.

(e)                                  The Board shall have no right to fill any vacancy on the Board for which any Person has the right to designate a candidate unless such vacancy is filled by the designee of the Person having the right to designate such director.

(f)                                   Each of the parties hereto hereby consents to and agrees that the following persons shall be the initial directors of the Company:  Charles Santoro (Non-executive Chairman), William L. Selden (Non-executive Vice Chairman), Howard Glickberg and Harold Seybert.  Messrs. Selden and Santoro are the nominees of Sterling I and Sterling II, respectively, and Messrs. Glickberg and Seybert are the nominees of the Executives.

(g)                                  It is understood and agreed that at the date hereof each of Sterling I and Sterling II is designating only one of its two nominees.  At any time that either Sterling I and/or Sterling II gives notice of its intent to nominate its second designee, each Stockholder hereby agrees (i) to be present in person or by proxy at any meeting of stockholders to elect directors for purposes of establishing a quorum and (ii) to vote his or its Shares for, or promptly give his, her or its written consent to, the election of each of the candidates designated by Sterling pursuant to this paragraph.

Section 3.02                             Public Offering.  In the event of any underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act, each Stockholder hereby agrees to vote to increase the number of authorized shares of Common Stock and, if necessary, increase the number of issued and outstanding shares of Common Stock, whether by stock split, stock dividend or otherwise, or change in its par value in connection therewith, as recommended by a majority of the Board to facilitate such public offering.

Section 3.03                             Issuance of Capital Stock.  During the term of this Agreement, the Company shall not issue any shares of capital stock to any Person (including without limitation issuances pursuant to any stock option or stock purchase plan adopted by the Company) unless such Person agrees to be bound by the terms of this Agreement and to vote his shares in accordance with this Article 3; provided, however, that this Section 3.03 shall not apply to any issuance of Common Stock to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

Section 3.04                             Directors of Subsidiaries.  At the option of the Board, the Company and the Stockholders shall take all such action as may be necessary to cause either (a) the Persons who are directors of the Company or (b) persons who are executive offices of the Company to be elected as the directors or managers of each subsidiary of the Company.

Section 3.05                             Committees of the Board.  The Company and the Stockholders shall take all such action as may be necessary to cause the Board to maintain an audit committee and compensation committee.  All decisions regarding any increase in Management Options and any grant of Management Options must first be approved by the compensation committee of the Board.

Section 3.06                             Expenses.  The Company will reimburse each director for his or her reasonable out-of-pocket travel expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors.

Section 3.07                             Board and Committee Observation Rights.  The Company shall give each of Herb Reutsch and Daniel Glickberg notice of all regular meetings and all special meetings of the Company’s Board at the time notice is given to the directors, and will permit each of Messrs. Reutsch and Glickberg to attend such meetings as an observer (but with no voting rights), and will provide such persons with all information provided to directors of the Company at the time such information is provided to the directors.  In addition, the Company shall give a designee of the Executives the right to attend meetings of the committees of the Board as an observer (without voting rights) and will provide such persons with all information provided to members of the Committee at the time such information is provided to Committee members.  The Company reserves the right to withhold any information from such persons or to exclude such persons from any meeting or portion thereof if and to the extent, in each such case, a majority of the Board determines that the same is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel or is otherwise in the best interests of the Company.  In addition, such persons shall be excluded from any portion of any Board or Committee meeting which involves only the non-management directors.  The Company also reserves the right to withhold any information from Messrs. Reutsch and Glickberg or to exclude such persons from any meeting or portion thereof where compensation or other employee matters are discussed.  The Company will pay the reasonable out-of-pocket expenses of such persons incurred in connection with attending such meetings.  Messrs. Reutsch and Glickberg will, and the Executives will cause any Committee observer to, hold all information received by such persons pursuant to this Section 3.07 confidential in accordance with Section 5.03.  The rights of each of Messrs. Reutsch and Glickberg under this Section 3.07 shall automatically terminate when such person is no longer an employee of the Company or its subsidiaries or upon the written agreement of Sterling and the Executives.

Section 3.08                             Actions Requiring Board Approval.  In addition to such approval as may be required by law, neither the Company nor any of its subsidiaries shall take any of the actions set forth in clauses (a) through (w) below without the approval of a majority of the Board (including at least one of the directors designated by Sterling):

(a)                                 directly or indirectly (i) declare or make any distributions upon any of its equity securities, or (ii) redeem, purchase or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s equity securities (other than repurchases of equity securities upon termination of employment pursuant to any agreement, plan or arrangement approved by a majority of the Board, including at least one of the directors designated by Sterling);

(b)                                 except as provided in any documents executed and delivered at the closing of the Purchase Agreement, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features;

(c)                                  enter into any Sale of the Company;

(d)                                 acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets;

(e)                                  liquidate, dissolve or effect, or permit any of its subsidiaries to liquidate, dissolve or effect, a recapitalization or reorganization in any form of transaction;

(f)                                   approve, adopt or amend the Company’s and any of its subsidiaries’ annual operating budget and/or capital expenditure budget;

(g)                                  make any capital expenditure, except for capital expenditures which have been authorized by the Board in the annual budget;

(h)                                 create, incur, assume or suffer to exist, or permit any of its subsidiaries to create, incur, assume or suffer to exist, indebtedness or lease obligations exceeding the amounts approved therefor by the Board in the annual budget;

(i)                                     change the amount of, amend, modify or change the material terms of, extend the time for the payment of, or retire, prepay, discharge or refinance any indebtedness or obligation of the Company or any subsidiary in excess of $250,000, other than trade payables in the ordinary course of business; or change the amount or value of, modify or change the nature or type of, or make any other material modifications or changes with respect to, any security granted or collateral given for any Company or any subsidiary indebtedness or obligations in excess of $250,000; or amend, modify or change the material terms of any agreement, instrument or document with respect to any such security or collateral;

(j)                                    create any liens upon any assets or properties of the Company or its subsidiaries other than in connection with obligations pursuant to (h) above;

(k)                                 make, or permit any of its subsidiaries to make, any loans or advances to, guarantees for the benefit of, or investments (including deposits) in, any Person (other than a wholly-owned subsidiary), except for (a) reasonable advances to employees in the ordinary course of business and (b) investments in

(1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million and approved by at least one of Sterling’s designated directors, (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. or (4) any other investment then permitted under the Company’s debt agreements;

(l)                                     enter into any lease, option to lease or other arrangement with respect to real property, or amend, modify or assign any lease of real property;

(m)                             dismiss or appoint any senior executive of the Company;

(n)                                 adopt, amend or terminate any (i) agreement with employees of the Company or its subsidiaries, other than with respect to employees whose employment can be terminated without payment of any severance in excess of that provided generally to persons who are not senior executives, or (ii) plan, policy, arrangement or understanding providing any of the following benefits to current or former employees of the Company or its subsidiaries:  bonuses, pension, profit sharing, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation rights, phantom stock, retirement or severance;

(o)                                 change or alter the salary or bonus paid or payable to, or the expense account or the value of fringe benefits provided to, any stockholder, officer, director or management-level employee of the Company, other than pursuant to an employment or consulting agreement;

(p)                                 make any amendment to the Company’s or any of its subsidiaries’ organizational documents;

(q)                                 cause a material change in the nature of the business of the Company or any of its subsidiaries;

(r)                                    lease, construct or open a new store, or expand or reduce the size of any existing store;

(s)                                   make any political or charitable contribution exceeding the amounts approved therefor by the Board in the annual budget;

(t)                                    enter into or grant, or obligate itself to enter into or grant, in any transaction or series of related transactions, an exclusive license with or to any Person, granting such Person an exclusive license in all or substantially all of the intellectual property rights of the Company or any of its subsidiaries;

(u)                                 amend any provision of, waive any right of the Company or Buyer (as defined in the Purchase Agreement) under, or enter into a resolution of any dispute with Sellers (as defined in the Purchase Agreement) under the Purchase Agreement, including without limitation Section 1.6 and Article X thereof;

(v)                                 except as contemplated by the Management Agreement between Sterling Investment Partners Advisers LLC (“Sterling Advisors”), Company and Fairway Group Acquisition Company (the “Management Agreement”), enter into, or permit any of its subsidiaries to enter into, any transaction with any officer, director or other Person (or any Affiliate thereof) who is an Affiliate of the Company; or

(w)                               agree or commit to, or cause any subsidiary to agree or commit to, do any of the actions set forth in (a) — (v) above.

Section 3.09                             Voting of Management Shares.  Each Management Stockholder (other than the Executives) hereby agrees to vote all Shares owned by him or her from time to time on all matters on which such Stockholders are entitled to vote in the manner directed by Sterling.  With respect to a Management Stockholder, this section shall be of no further force or effect on and after the fifth anniversary of the date hereof if Sterling ceases to own in excess of one-third (1/3) of all shares of Common Stock that is issued and outstanding and said Stockholder is an Employee of the Company.

Section 3.10                             No Redemption.  For so long as any interest and/or principal payments are outstanding on those certain Promissory Notes issued pursuant to and defined under the Purchase Agreement, no Shares of Preferred Stock may be redeemed or otherwise repurchased by the Company, nor may the Company make any dividends or other distributions to the holders of such Shares of Preferred Stock or to the holders of shares of Common Stock without Glickberg’s, Sneddon’s and Seybert’s prior written consent.  Nothing contained in this Section 3.10 shall limit the Company’s ability to effect a stock split or reverse stock split, or declare and issue a pro-rata stock dividend to the holders of its shares of capital stock.

ARTICLE 4
TRANSFER OF SHARES

Section 4.01                             Transfer of Restricted Securities.

(a)                                                                                 Restricted Securities are transferable (i) pursuant to public offerings registered under the Securities Act, (ii) pursuant to Rule 144 (except pursuant to Rule 144(k) if the Company’s shares have not become publicly traded) if such rule is available, (iii) subject to the conditions specified in paragraph (b) below, to a Permitted Transferee, and (iv) subject to the conditions specified in paragraphs (b) and (c) below and in Sections 4.02, 4.03 and 4.04, any other legally available means of Transfer; provided, however, that in no event may any Stockholder Transfer Restricted Securities pursuant to this clause (iv) to any Person (or an Affiliate of such Person) which competes materially and directly with the Company in a material service line and market of the Company (but no bank, insurance company or other similar institutional investor shall be deemed to be such a competitor); and provided further that no Management Stockholder may Transfer Restricted Securities except to a Permitted Transferee or in connection with a Transfer pursuant to Sections 4.02 (as a Participating Tag-along Stockholder (as defined therein)) or 4.04.

(b)                                                                                 In connection with the Transfer of any Restricted Securities (other than a Transfer described in subparagraph (a)(i) or (ii) above), the holder thereof will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion (reasonably acceptable in form and substance to the Company) of counsel (which may be in-house counsel) which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Restricted Securities may be effected without registration under the Securities Act or any applicable state securities laws, and with written confirmation from the prospective transferee of its agreement to be bound by the conditions contained in this Agreement and the other restrictions on Transfer imposed by the Securities Act or any applicable state securities laws; provided, however, that no such opinion of counsel shall be required for a distribution of Restricted Securities by a partnership to all its partners, to a liquidating trust for the benefit of its partners, to a retired partner of such partnership who retires after the date of this Agreement, or to the estate of any such partner or retired person, by a limited liability company to its members, or by a Stockholder to an Affiliate.

(c)                                                                                  It shall be a condition to the Transfer of any Restricted Securities that the transferee thereof (including, without limitation, a Permitted Transferee) agrees to be bound by the provisions of this Agreement by executing a Transferee Agreement in the form of Annex I hereto, and upon such Transfer shall be a Stockholder for all purposes hereunder.  Upon execution and delivery of a Transferee Agreement, the Company agrees promptly to effect the re-registration of any transferred Shares in the name of such transferee (upon submission of certificates for the Shares to be transferred, accompanied by properly completed and executed stock powers).

Section 4.02                             Tag-along Rights.  In the event a Stockholder is permitted, pursuant to Section 4.01(a)(iv) hereof (but subject to the provisions of Section 4.03(f)), to Transfer any or all of its Restricted Securities, other than pursuant to an Excused Transfer, such Stockholder shall deliver a written notice (the “Sale Notice”) to each other Stockholder and the Company.  Such Sale Notice shall contain a complete description of the terms of the proposed Transfer, including without limitation the number of shares of Common Stock and/or Preferred Stock to be transferred, identity of the proposed transferee, purchase price offered, terms of payment and time for performance, as well as copies of any document, including if applicable any letter of intent, relating to such proposed Transfer.  Each Stockholder may elect to participate in the contemplated Transfer by delivering written notice to the Stockholder(s) initiating the Sale Notice (the “Selling Stockholder(s)”) and the Company within 30 days after receipt by the Stockholders of the Sale Notice, which notice shall indicate the number of Restricted Securities desired to be sold by such electing Stockholder (the “Participating Tag-along Stockholder”); provided that if the Selling Stockholder is selling both Preferred Stock and Common Stock, then each Participating Tag-along Stockholder must offer to sell both Preferred Stock and Common Stock, with the number of shares of Preferred

Stock and Common Stock being offered being in the same proportion to his total ownership of Preferred Stock and Common Stock, respectively (e.g., if the Participating Tag-along Stockholder desires to sell 10% of his Preferred Stock, then he must also offer to sell 10% of his Common Stock).  Each Selling Stockholder and each Participating Tag-along Stockholder will be entitled to sell in the contemplated sale, at the same price and on the same terms (including the making of the same representations and warranties but no Stockholder will be required to enter into indemnification or contribution obligations that are joint and several with any other Person), the number of Restricted Securities equal to the product of (i) the quotient determined by dividing the number of Restricted Securities desired to be sold by such Stockholder by the aggregate number of Restricted Securities desired to be sold by the Selling Stockholder(s) and all Participating Tag-along Stockholders, and (ii) the number of Restricted Securities to be sold in the contemplated Transfer; provided that if the Selling Stockholder is selling both Preferred Stock and Common Stock, the number of shares of Preferred Stock and Common Stock to be sold by each Selling Stockholder and Participating Tag-along Stockholder in the contemplated Transfer shall be computed separately.  Each Selling Stockholder agrees to use reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Tag-along Stockholders in the contemplated transfer, and each Selling Stockholder agrees not to transfer any Restricted Securities to the prospective transferee(s) if any such transferee declines to allow the participation of the Participating Tag-along Stockholders in accordance with the terms of this Section 4.02. Notwithstanding anything to the contrary in this Section 4.02, no Stockholder shall have a right to participate in any sale of Restricted Securities to the extent a Selling Stockholder is selling Restricted Securities to one or more other Stockholders and/or the Company in accordance with Section 4.03 hereof.

Section 4.03                             Right of First Offer.

(a)                                                                                 No Stockholder may Transfer any of its interest in any Restricted Securities, except pursuant to an Excused Transfer, without first offering to sell the Restricted Securities pursuant to the provisions of this Section 4.03.

(b)                                                                                 Any Stockholder wishing to transfer all or any of its Restricted Securities (the “Offering Stockholder”), other than pursuant to an Excused Transfer, shall deliver a written notice (an “Offer Notice”) to each other Stockholder and the Company.  The Offer Notice will describe in reasonable detail the number of shares of Preferred Stock and/or Common Stock being offered, the purchase price requested (all of which shall be payable in cash) and all other material terms and conditions of the proposed Transfer.

(c)                                                                                  Upon receipt of an Offer Notice from an Offering Stockholder, the Stockholders (other than the Offering Stockholder) shall collectively have the option to purchase all of the Restricted Securities being offered (with each of the Stockholders electing to purchase Restricted Securities pursuant to this Section 4.03 having the independent right to purchase that portion thereof that is pro rata based upon the number of Restricted Securities held by each Stockholder electing to purchase Restricted Securities pursuant to this Section 4.03 (as determined in accordance with clause (h) of this Section 4.03).  Within 30 days after receipt of the Offer Notice, each Stockholder desiring to purchase the Restricted Securities being offered shall notify the Offering Stockholder and the Company of the number of Restricted Securities being offered which it desires to purchase and whether it desires to purchase its pro rata share of any Restricted Securities which other Stockholders are entitled to purchase but do not subscribe for hereunder.

(d)                                                                                 If for any reason the Stockholders do not elect to purchase all the Restricted Securities offered pursuant to the Offer Notice, the Company shall have the right to purchase all, but not less than all, the Restricted Securities offered pursuant to the Offer Notice which the Stockholders have not elected to purchase.  Within 30 days after receipt of the Offer Notice, the Company shall notify the Offering Stockholder whether it will purchase all of the Restricted Securities being offered which the Stockholders have not elected to purchase.

(e)                                                                                  Within two (2) Business Days after the expiration of the 30-day response period provided to the Stockholders pursuant to Section 4.03(c), the Company shall promptly notify the Offering Stockholder and each such participating Stockholder whether all the Restricted Securities being offered have been subscribed for and, if so, the date of closing of the purchase of such Restricted Securities and the number of Restricted Securities to be purchased by each participating Stockholder and, if applicable, the Company.  The purchase of the Restricted Securities pursuant to this Section 4.03 shall be closed at the Company’s executive offices within five (5) Business Days after the expiration of the 30-day response period provided to the Stockholders pursuant to Section 4.03(c).  At the closing, the purchasers will pay the Offering Stockholder the purchase price for the Restricted Securities as set forth in the Offer Notice, and the Offering Stockholder will execute and deliver the certificate(s) evidencing such Restricted Securities to the purchaser or purchasers or their nominees.  The purchasers of the Restricted Securities hereunder will be entitled to receive customary representations and warranties from the Offering Stockholder regarding the sale of the Restricted Securities.  In the event the Restricted Securities are purchased by one or more purchasers, the purchase price will be allocated among the parties purchasing the Restricted Securities on the basis of the number of Restricted Securities being so purchased and, if both shares of Preferred Stock and Common Stock are being purchased, the purchase price shall be first allocated to the Preferred Stock in an amount equal to the Liquidation Value of the Preferred Stock (as set forth in the Company’s Certificate of Incorporation then in effect), and any accrued but unpaid dividends thereon, and the remainder of the purchase price, if any, shall be allocated to the Common Stock.

(f)                                                                                   In the event that the Stockholders and/or the Company have not elected to purchase all of the Restricted Securities offered pursuant to the Offer Notice, the Offering Stockholder may, subject to the provisions of Sections 4.01 and 4.02 hereof, Transfer the Restricted Securities specified in the Offer Notice at a price which is no less than the price per Restricted Security specified in the Offer Notice and on other terms no more favorable to the transferee(s) thereof than those specified in the Offer Notice during the 90-day period immediately following the last date on which the Stockholders could elect to purchase the Restricted Securities.  Any Restricted Securities not transferred within such 90-day period must be reoffered to the Stockholders and the Company pursuant to the provisions of this Section 4.03, and to the extent applicable, comply with Sections 4.01 and 4.02, upon any proposed subsequent Transfer (other than an Excused Transfer).

(g)                                                                                  If any participating Stockholder (a “Defaulting Party”) fails to pay the applicable consideration for the portion of Restricted Securities it has agreed to purchase under this Section 4.03 within the time period specified pursuant to Section 4.03(e), the Offering Stockholder shall immediately notify the Company, which shall immediately notify the remaining participating Stockholders who together with the Company shall then have the right to elect to purchase all, but not less than all, of the Defaulting Party’s unpurchased portion of the Restricted Securities by notifying the Offering Stockholder and the Company within two (2) Business Days of receiving the Company’s notice.  In the event that more than one of the remaining participating Stockholders and/or the Company indicate that they wish to purchase such securities, such securities shall be allocated pro rata among those wishing to purchase, in the proportion that the number of shares owned by each such participating Stockholder wishing to purchase bears to the total number of shares owned by all the participating Stockholders that have indicated that they wish to purchase, with the remainder, if any allocated to the Company.  Purchases under this subsection shall be consummated within five (5) Business Days of the notice being sent to the Offering Stockholder.

(h)                                                                                 For purposes of determining pro rata allocations pursuant to this Section 4.03, pro rata allocations to purchase Preferred Stock shall be made based on ownership of Preferred Stock and pro rata allocations to purchase Common Stock shall be made based on ownership of Common Stock.

(i)                                                                                     In no event shall the Executives have the right to purchase any Restricted Securities pursuant to this Section 4.03 if, as a result of such purchase, the Executives will in aggregate own more than 19.9% of the Company’s outstanding Common Stock and/or Preferred Stock, in vote or value, as would preclude a full step-up in the basis of the assets acquired pursuant to the Purchase Agreement and the availability of amortization of intangible assets for tax purposes upon the consummation of the transactions contemplated by the Purchase Agreement.

Section 4.04                             Drag Along Rights.  If a majority of the Board (including at least one director designated by Sterling) at any time approves a Sale of the Company (an “Approved Sale”), each Stockholder, solely in its capacity as a holder of Shares (and not as a director), shall vote for, consent to and raise no objections against such Approved Sale.  If the Approved Sale is structured as a (i) merger or consolidation, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar stock related rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of his or its Shares and rights to acquire Shares on the terms and conditions approved by a majority of the Board.  Each Stockholder, solely in its capacity as a holder of Shares, shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by (and at the expense of) the Company.

(b)                                                                                 The obligations of the Stockholders with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) the proceeds of the Approved Sale are applied in accordance with the Company’s Certificate of Incorporation as in effect immediately prior to such Approved Sale; (ii) each holder of shares of capital stock of the Company shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of

Incorporation as in effect immediately prior to such Approved Sale and no holder of any shares of capital stock of the Company shall receive any consideration of any kind from the purchaser or any of purchaser’s Affiliates other than such proportionate consideration (it being understood and agreed that (A) a Stockholder who is an employee of the Company and receives an employment, change of control or similar agreement containing reasonable terms and which agreement has been expressly approved by a majority of the Board in connection with such Approved Sale shall not be deemed to have received a different form or amount of consideration and (B) Sterling shall not be deemed to have received a different form or amount of consideration to the extent of any transaction fee (provided such fee is computed in a manner and on terms consistent with the transaction fee paid to Sterling Advisors pursuant to this Agreement); (iii) upon consummation of the Approved Sale, each holder of each class or series of capital stock will receive the same consideration as all other holders of such class or series of capital stock; and (iv) if a Stockholder is given an option as to the form and amount of consideration to be received in respect of a class or series of Preferred Stock, each Stockholder holding such class or series shall be given the same option.

(c)                                                                                  Notwithstanding anything contained in this Agreement to the contrary and subject to the provisions of this Section 4.04(c), no Stockholder shall be required to make any representations or warranties in connection with an Approved Sale that are joint and several with any other Stockholder(s) or that pertain to matters other than to title to the Common Stock, Preferred Stock or other securities held by such Stockholder, such Stockholder’s capacity, authority or power to consummate or participate in the transaction in question and other matters peculiar to such Stockholder and customary for the type of transaction being consummated; provided that if all Stockholders are required to make representations and warranties about the Company and its business, operations, liabilities and the like, the indemnification obligations of each Stockholder with respect to any such representations and warranties provided for in this proviso or with respect to any escrows posted shall be limited to such Stockholder’s pro rata portion thereof (based upon the fully-diluted Common Stock ownership of all Stockholders).  In addition, in no event will any Stockholder be required by this Section 4.04 to incur indemnification or contribution obligations that are joint and several with any Person.  For purposes of determining the obligations described in this Section 4.04(c), (i) all securities of the same type shall be similarly treated and (ii) the amount of each Stockholder’s obligation shall not exceed the aggregate consideration received by such Stockholder in respect of the transaction in question (after aggregate taxes and expenses allocable to the transaction).

(d)                                                                                 If any Stockholder (a “Non-Complying Holder”) fails to deliver any certificate or certificates evidencing shares of Common Stock or Preferred Stock or other rights that may be required to be transferred pursuant to Section 4.04 in accordance with the terms hereof, the Company or other Person entitled to purchase or require the transfer of such securities may, at its option, in addition to all other remedies it may have, deposit the purchase price for such shares of Common Stock or Preferred Stock, or other rights with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100,000,000 and which has agreed to act as escrow agent in the manner contemplated by this Section 4.04(d) and thereupon the Company shall cancel on its books the certificate or certificates representing such shares of Common Stock or Preferred Stock, or other rights, as applicable, and, in the case of any such transfer of shares of Common Stock or Preferred Stock, or other rights to a Person other than the Company issue, in lieu thereof and in the name of such Person, a new certificate or certificates representing such shares of Common Stock or Preferred Stock, or other rights and thereupon all of the Non-Complying Holder’s rights in and to such shares of Common Stock or Preferred Stock, or other rights shall terminate.  Thereafter, upon delivery to the Company by such Non-Complying Holder of the certificate or certificates evidencing such shares of Common Stock or Preferred Stock, or other rights (duly endorsed, or with stock powers or other appropriate instruments of transfer duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with all applicable stock transfer tax stamps affixed), the Company shall instruct the escrow agent referred to above to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Person who deposited the purchase price for such shares of Common Stock or Preferred Stock, or other rights) to such Non-Complying Holder.

(e)                                                                                  If the Company and any of its Stockholders or their representatives enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder who is not an Accredited Investor will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501(a) under the Securities Act) reasonably acceptable to the Company and such non-accredited Stockholder.

Section 4.05                             Right of First Refusal for New Securities.

(a)                                                                                 The Company hereby grants to each of the Stockholders that is an Accredited Investor as of the time of any offer or sale of New Securities (as defined below) a right of first refusal to purchase any New Securities that the Company may, from time to time, propose to issue and sell.  Such right of first refusal shall allow each Stockholder to purchase its Pro Rata Share (as defined below) of the New Securities proposed to be issued.  In the event a Stockholder does not purchase any or all of its Pro Rata Share of New Securities, each of the remaining Stockholders who has purchased its entire Pro Rata Share of New Securities shall have the right to purchase its Pro Rata Share (determined at such time) of such unpurchased New Securities until all of the New Securities are purchased, or until no other Stockholder desires to purchase any additional New Securities, in which case the Company may sell such unpurchased New Securities to prospective purchasers on the terms described in the New Issue Notice (as defined below) for a period of 120 days, but thereafter may sell additional New Securities only after delivering another New Issue Notice as described in Section 4.05(c) below.  The right of first refusal granted hereunder with respect to an issue of New Securities (but no subsequent issue of New Securities) shall terminate if unexercised within 15 business days after receipt of the notice described in Section 4.05(c) below.

(b)                                                                                 “New Securities” shall mean any (i) authorized but unissued shares, and any treasury shares, of Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other equity-based security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe for or purchase any Common Stock, Preferred Stock or other equity-based security or (iv) any such warrant or right; provided, however, that the term “New Securities” does not include (1) stock options (including without limitation the Management Options), or other rights to purchase or acquire shares of Common Stock, or “phantom” stock or stock appreciation rights, granted pursuant to any stock option plan, restricted stock plan, or other plan or agreement adopted for the benefit of one or more officers, directors, and employees of the Company and its subsidiaries and approved by a majority of the Board, shares of Common Stock issued upon the exercise of such options or rights or otherwise issued pursuant to any such plan or agreement; (2) securities issued pursuant to the acquisition of another Person by the Company by merger, purchase of all or substantially all of the assets of such Person or other transaction whereby the Company shall become directly or indirectly the owner of more than 50% of the voting power of such Person; (3) securities issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution, which issuance is approved by a majority of the Board; (4) shares of Common Stock or Preferred Stock issued pursuant to any pro rata stock split or stock dividend; (5) shares of Common Stock and Preferred Stock issued pursuant to Section 2.02 hereof; and (6) shares of Common Stock issued pursuant to any Qualified Public Offering.

(c)                                                                                  In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention (“New Issue Notice”), describing the class and number of securities it intends to issue as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same.  Each Stockholder shall have 30 days from the date the New Issue Notice is received by it to elect to purchase all or any portion of the Stockholder’s Pro Rata Share of such New Securities for the purchase price and upon the terms specified in the New Issue Notice by giving written notice to the Company, stating therein the quantity of New Securities to be purchased.

(d)                                                                                 The Company may condition the participation of Stockholders in any issuance of New Securities upon the purchase by such Stockholders of any securities (including, without limitation, debt securities) other than New Securities in the event that the participation of the prospective subscribers in such issuance of New Securities is so conditioned.

(e)                                                                                  In the event that the participation in an issuance of New Securities by a Stockholder would require under applicable securities law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision of any information, pursuant to Regulation D of the Securities Act or comparable securities laws, regarding the Company or the securities to any participant, the provision of which would impose a substantial burden or expense on the Company, such Stockholder shall not have the right to participate in such issuance of New Securities.

(f)                                                                                   For purposes of this Section, a Stockholder’s “Pro Rata Share” shall be the ratio of (i) the number of shares of Common Stock held by such Stockholder on a Fully-diluted basis (excluding Management Options) to (ii) the total number of shares of Common Stock then held by all Stockholders having rights under this Section 4.05 on a Fully-diluted basis (excluding Management Options).

(g)                                                                                  The rights of a Management Stockholder under this Section 4.05 shall automatically terminate with respect to such Stockholder upon the occurrence of a Termination Event.

(h)                                                                                 Notwithstanding the foregoing provisions of this Section 4.05, if a majority of the Board (including at least one director designated by Sterling) determines that it is in the Company’s best interests to consummate any sale of New Securities prior to expiration of the thirty (30) business day period in this Section 4.05, the Company may consummate such sale prior to expiration of such thirty (30) business day period so long as the Company makes appropriate provision within thirty (30) business days after consummation of such sale to satisfy any purchase rights under this Section 4.05 which are exercised by any Stockholder (as if such Stockholder had exercised such purchase rights prior to the issuance contemplated by this sentence).

(i)                                                                                     In no event shall the Executives have the right to purchase any New Securities pursuant to this Section 4.05 if, as a result of such purchase, the Executives will own in aggregate or be deemed to own more than 19.9% of the Company’s outstanding Common Stock and/or Preferred Stock, in vote or value, as would preclude a full step-up in the basis of the assets acquired pursuant to the Purchase Agreement and the availability of amortization of intangible assets for tax purposes upon the consummation of the transactions contemplated by the Purchase Agreement.

(j)                                                                                    At any time on or after two years from the date hereof, Stockholders holding Promissory Notes issued pursuant to the Purchase Agreement may elect to pay for up to 50% of the Purchase Price of such Stockholder’s Pro-Rata Share of such New Securities by cancellation of accrued interest and principal on the Promissory Notes, on a dollar for dollar basis, provided such election does not result in a breach of the Company’s obligations to its senior lenders.  Upon such election, Sterling shall have the right to make a loan to the Company, on the then prevailing market terms, in a principal amount equal to the cancellation of accrued interest and principal.  If the Stockholders holding said Promissory Notes wish to make the election set forth in this Section (j), but upon effectuation of such election, the Company would be in breach of its obligations to its senior lenders (or a breach would exist that upon the passage of time, the giving of notice, or both), then Sterling shall purchase a principal amount of each such Promissory Note equal to such holder’s Pro-Rata Share of the Purchase Price, and such Stockholder shall use such proceeds to purchase that portion of its Pro Rata Share of such New Securities that it had proposed to purchase through cancellation of accrued interest and principal on the Promissory Notes.

Section 4.06                             Legends.  Each certificate for the Restricted Securities will be imprinted with a legend substantially in the following form (the “Securities Act Legend”) until such securities have ceased to be Restricted Securities: “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws.  The securities represented by this certificate are subject to certain restrictions on transfer, voting agreements and other conditions specified in a Stockholders’ Agreement, dated as of January 18, 2007, among the issuer (the “Company”) and certain stockholders of the Company, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer.  A copy of such conditions will be furnished by the Company to the Stockholder hereof upon written request and without charge.”

Section 4.07                             Violations of this Agreement.  For purposes of this Article 4, any Stockholder who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived its rights in such option on the day after the last day of such period; provided, however, that such failure to give notice of election shall not be construed to constitute a waiver of any future right to participate under Sections 4.02, 4.03 or 4.05.  Any Transfer made in violation of Article 4 of this Agreement shall be null and void.  The Company shall not be required (a) to transfer on its books any securities of the Company transferred in violation of any provisions of this Agreement or (b) to treat as owner of such securities, or to accord the right to vote as such owner, or to pay dividends to, any transferee to whom such securities are transferred in violation of this Agreement.

Section 4.08                             Rule 144A.  The Company agrees that, upon the request of any Stockholder or any prospective purchaser of Restricted Securities, the Company will promptly provide (but in any case within fifteen (15) days of a request) to such Stockholder or potential purchaser, the following information:(a) a brief statement of the nature of the business of the Company and any subsidiaries and the products and services they offer;

(b)                                 the most recent consolidated balance sheets and statements of income and retained earnings, and similar financial statements of the Company for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information will be audited, to the extent reasonably available); and

(c)                                  such other information about the Company, its subsidiaries and their business, financial condition and results of operations as the requesting Stockholder or purchaser of such Restricted Securities requests in order to comply with Rule 144A and the antifraud provisions of the Federal and state securities laws.

The Company hereby represents and warrants to any such requesting Stockholder and any prospective purchaser of Restricted Securities from such Stockholder that the information provided by the Company pursuant to this Section 4.08 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  For purposes of paragraphs (b) and (c), the term “Company” shall include any entity to which the Company has succeeded by operation of law and any entity controlled by the Company.

ARTICLE 5
COVENANTS

Section 5.01                             Inspection Rights.  Each Stockholder that, together with its Affiliates and Permitted Transferees, holds 5% or more of the Common Stock (excluding, for purposes of this computation, shares of Common Stock issued in transactions in which Stockholders did not have the right to purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for, Common Stock) pursuant to Section 4.05 hereof) at the time outstanding, shall have the right, upon reasonable prior notice to the Company, to visit and inspect the properties of the Company and its subsidiaries and to examine and copy (at its own expense) their books of record and accounts, and to discuss their affairs, finances and accounts with their officers and their current and prior independent public accountants, all at such times (during normal business hours) as such Stockholder may reasonably request.

Section 5.02                             Financial Information.  The Company agrees to furnish to each Stockholder the following financial statements and other information:

(a)                                 as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Company, a consolidated and consolidating statement of income, retained earnings and cash flows of the Company and its subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheet of the Company and its subsidiaries as at the end of such period, setting forth in comparative form the corresponding consolidated and consolidating figures for the respective period during the prior fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year) and from the budget for such period, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated and consolidating financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Company and its subsidiaries, in accordance with U.S. generally accepted accounting principles (“GAAP”), as at the end of, and for, such period (subject to normal year-end audit adjustments), together with a brief management’s discussion and analysis of the Company’s financial condition and results of operations for the period; and

(b)                                 as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated statement of income, retained earnings and cash flows for such fiscal year and the related consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding consolidated figures for the respective period during the prior fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), and accompanied (i) in the case of said consolidated statements and balance sheet of the Company, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and (ii) a brief management’s discussion and analysis of the Company’s financial condition and results of operations for the fiscal year.

Section 5.03                             Confidentiality.  All materials and information obtained by any Stockholder pursuant to Sections 5.01 or 5.02 shall be kept confidential and shall not be disclosed to any third party except (a) as has become generally available to the public (other than through disclosure by such Stockholder in contravention of this Agreement), (b) to such Stockholder’s directors, officers, trustees, stockholders, partners, employees, agents and professional consultants on a need to know basis, (c) to any other holder of Common Stock or Preferred Stock, (d) to any Person to which such Stockholder offers to sell or Transfer any shares of Common Stock or Preferred Stock, provided that the prospective transferee shall agree to be bound by the provisions of this Section 5.03, (e) in any report, statement, testimony or other submission to any governmental authority having or claiming to have jurisdiction over such Stockholder, or to the National Association of Insurance Commissioners or any similar organization, including self-regulatory organizations (such as securities exchanges), (f) in order to comply with any law, rule, regulation or order applicable to such Stockholder or (g) in connection with any litigation to which any Stockholder is a party or any formal or informal investigative demand issued to such Stockholder in the course of any litigation, investigation or administrative proceeding; provided that, any Stockholder disclosing pursuant to subsections (e), (f) or (g) of this Section 5.03 shall, to the extent it may lawfully do so, notify the Company promptly of any such disclosure.

Section 5.04                             Termination of Covenants as to Management Stockholders.  All covenants of the Company contained in Sections 5.01 and 5.02 shall expire and terminate as to a Management Stockholder (and his Permitted Transferees) upon the occurrence of a Termination Event with respect to such Stockholder.

Section 5.05                             Directors’ and Officers’ Insurance.  The Company shall obtain and at all times maintain in effect directors’ and officers’ insurance in form and substance reasonably satisfactory to directors designated by Sterling.

ARTICLE 6
EFFECTIVE DATE AND TERM OF AGREEMENT

Section 6.01                             Effective Date.  The effective date of this Agreement shall be the date set forth in the first sentence of this Agreement.

Section 6.02                             Term.  Except to the extent provided herein, and except for the right to specific performance specified in Section 7.01 of this Agreement and any other rights arising out of the failure of any party to perform any of its rights under this Agreement, this Agreement shall continue in effect from and after the date set forth in the first sentence of this Agreement until the earliest of (a) the date the Company is merged or consolidated into a new or surviving company and the Stockholders, together with their Affiliates (on a Fully-diluted basis), immediately prior to the merger or consolidation own less than a majority of the ordinary voting power to elect directors of the new or surviving company (on a Fully-diluted basis), (b) the date there is a sale of all of the Company’s capital stock in any transaction or series of related transactions, or (c) the closing of a Qualifying Public Offering.  Notwithstanding the foregoing or any other provision of this Agreement, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any shares of Common Stock or Preferred Stock.

ARTICLE 7
MISCELLANEOUS

Section 7.01                             Specific Performance.  The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement.  Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

Section 7.02                             Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows: (a) if to a Stockholder, as indicated on Schedule 1 attached hereto, or at such other address as such Stockholder shall have furnished to the Company in writing, or (b) if to any other holder of any shares of Common Stock, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at 2284 12th Avenue, New York, New York 10019, Attention: Chairman of the Board, or such other addresses as shall be furnished by like notice by such party.  All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

Section 7.03                             Successors and Assigns.  This Agreement shall be binding on and enforceable against each Stockholder and his, her or its respective successors and assigns.  No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied in all respects with the requirements of this Agreement (including, without limitation, the execution of a Transferee Agreement in the form of Annex I hereto).  If any transferee of any Stockholder shall acquire any shares of Common Stock, Preferred Stock or other rights in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

Section 7.04                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable as written, a court of competent jurisdiction shall, at any party’s request, reform the terms of this Agreement to the extent necessary to cause such otherwise invalid provisions to be enforceable under applicable law.

Section 7.05                             Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived, only by written instruments signed by the Company and Stockholders owning at least two-thirds of the Common Stock (on a Fully-diluted basis but excluding Management Options and any Common Stock owned by persons who are not parties to or bound by this Agreement); provided, however, that (i) this Agreement may not be amended to, and no waiver shall, deprive Sterling or the Executives, without their respective consent, of their right to designate nominees for election as directors and to require the Stockholders to vote their shares in favor of the election of such nominees, (ii) except as set forth therein, Section 3.08 may not be amended to, and no waiver shall, deprive Mr. Reutsch, Mr. Daniel Glickberg or the Executives, without such person’s consent, of his Board and/or Committee observer rights, (iii) Sections 4.01 through 4.05 may not be amended without the consent of Stockholders owning at least two-thirds of the outstanding Preferred Stock, provided that no amendment or waiver of any right set forth in Sections 4.02, 4.03 or 4.05 of this Agreement shall be effective against any Stockholder which has not waived any of its rights under such Sections and Section 4.04 may not be amended to increase the obligations of the Stockholders without the consent of each Stockholder, (iv) any amendment, modification or waiver that would adversely affect the rights hereunder of any Stockholder or group of Stockholders, in its (or their) capacity(ies) as a Stockholder(s), without similarly affecting the rights hereunder of all Stockholders holding securities of the same class, in their capacities as securityholders of such class, shall not be effective as to such Stockholder or group without its or their prior written consent, and (v) this sentence and the next sentence of this Section 7.05 may not be amended without the prior consent of all Stockholders.  No waiver of any right or remedy granted in one instance shall be deemed to be a continuing waiver under the same or similar circumstances thereafter arising.

Section 7.06                             Further Documentation.  Each Stockholder shall execute and deliver such other agreements and instruments as from time to time may be deemed advisable or appropriate to effect the intent and purpose of this Agreement.

Section 7.07                             Section Headings.  The captions to the Sections in this Agreement are for reference only and shall not affect the meaning or interpretation hereof.

Section 7.08                             Choice of Law; Arbitration.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by and construed in accordance with the laws of the State of New York (except with respect to matters involving corporate formation, good standing and other corporate procedural matters, which shall be governed by the laws of the State of Delaware), without application of the conflicts of laws principles thereof.  The Company and each Stockholder hereby consents and agrees, subject to the further provisions of this Section 7.08, that the state or federal courts located in New York County, City of New York, New York shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties pertaining to this Agreement or to any matter arising out of or relating to this Agreement; provided, that the parties acknowledge that any appeals from those courts may have to be heard by a court located outside of New York County.  The Company and each Stockholder expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereby waives any objection that such party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  The Company and each Stockholder hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such party at the address specified in Section 7.02 of this Agreement and that service so made shall be deemed completed upon such party’s actual receipt thereof.  Notwithstanding the foregoing, the parties hereto agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from or arising out of this Agreement, any certificate, schedule, exhibit or other document delivered pursuant hereto, and the transactions contemplated hereby, shall be settled by arbitration as set forth in this Section 7.08.  The parties hereto acknowledge that they have had the opportunity to consult with counsel regarding this Section 7.08, that they fully understand its terms, content and effect, and that they voluntarily and knowingly agree to the terms of this Section 7.08 and to arbitration of all claims between them (other than those seeking specific performance or other equitable relief).  Any party hereto may, by written notice to any other, demand arbitration of any dispute and the matter shall be settled by arbitration conducted by one arbitrator.  The parties to the arbitration shall agree on the arbitrator; provided, however, that if they cannot agree on the arbitrator, any party can request that the American Arbitration Association select the arbitrator.  Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim disputed by the parties hereto shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything to the contrary herein, the parties shall be required to act in accordance with such decision.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  For purposes of this Section 7.08, in any arbitration hereunder in which any disputed claim or amount is at issue, the party instituting arbitration shall be deemed to be the non-prevailing party unless the arbitrator awards the party instituting arbitration more than one-half (1/2) of the amount in dispute, in which case the Person against whom arbitration was instituted shall be deemed to be the non-prevailing party.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

Section 7.09                             Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

Section 7.10                             Complete Agreement.  Except as set forth herein, this Agreement and the other Transaction Documents (as such term is defined in the Purchase Agreement) contains the complete agreement between the parties and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way, including without limitation (i) that certain letter of intent, dated April 19, 2004, among Sterling, the Fairway Group of Companies and the Executives and (ii) that certain letter of intent, dated March 3, 2006, among Sterling, the Fairway Group of Companies and the Executives.  Each Stockholder and the Company agrees that it shall not enter into any agreement, proxy, voting trust or other arrangement of any kind with any other Stockholder or any other Person with respect to the Common Stock, the Preferred Stock, or other rights on terms inconsistent with the provisions of this Agreement, including (without limitation) agreements or arrangements with respect to the acquisition or disposition of securities of the Company in a manner that are inconsistent with this Agreement

Section 7.11                             No Right to Continued Employment.  This Agreement shall not confer upon any employee any right with respect to continuance of employment by the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate any employee’s employment at any time.

Section 7.12                             Exculpation Among Stockholders.  Each Stockholder acknowledges that it is not relying upon any Person, firm, or corporation (including without limitation any other Stockholder), other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Stockholder agrees that no other Stockholder nor the respective controlling Person, officers, directors, partners, agents or employees of any other Stockholder shall be liable to such Stockholder for any losses incurred by such Stockholder in connection with its investment in the Company.

Section 7.13                             Like Treatment of Holders.  Neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemption or exchange of capital stock, or otherwise, to any holder of capital stock for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the capital stock or this Agreement or the Registration Rights Agreement, unless such consideration is paid to all holders of capital stock bound by such consent, waiver or amendment, whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their capital stock for redemption or exchange.

Section 7.14                             Repurchases, Recapitalizations, etc.

(a)                                                                                 Except as otherwise specifically provided herein, the Company shall not effect any repurchase, recapitalization, reorganization, reclassification, merger, consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each Stockholder the same type and amount of consideration for each share of the same class or series of the Company (after taking into account any exercise price or similar fee necessary to convert any right into capital stock of the Company).

(b)                                                                                 Except as otherwise specifically provided herein, the Company shall not effect any repurchase or redemption of Common Stock from any Stockholder and shall cause its subsidiaries not to effect any repurchase or redemption of Common Stock from any Stockholder, other than on a pro rata basis from all Stockholders participating in such repurchase or redemption at the same type and amount of consideration.

Section 7.15                             No Discriminatory Treatment.  Notwithstanding any provision contained herein that may be to the contrary, (a) in no event shall the Company and/or the Stockholders effect any amendment to the Company’s Certificate of Incorporation or By-Laws that would treat any Stockholder, in its capacity as a Stockholder, in a non-ratable, discriminatory manner with respect to securities of the Company held by it without the prior written consent of such Stockholder and (b) in no event shall the Company declare or pay any dividend or distribution with respect to any class of capital stock of the Company that would treat any Stockholder, in its capacity as a Stockholder, in a non-ratable, discriminatory manner with respect to securities of the Company held by it without the prior written consent of such Stockholder.

Section 7.16                             No Effect Upon Lending Relationships.  Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any lender in its capacity as a lender(s) to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money.  Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its status as a stockholder of the Company, (b) the interests of the Company or (c) any duty it may have to any other stockholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.  No consent, approval, vote or other action taken or required to be taken by any Stockholder hereunder as a holder of the Company’s securities shall in any way impact, affect or alter the rights and remedies of any Stockholder as a lender or agent for lenders.

Section 7.17                             Spousal Consent.  Concurrently herewith, each married Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent in the form of that attached hereto as Annex II, and should any other Stockholder hereafter become married, such Stockholder shall promptly cause his or her spouse to execute and deliver to the Company a Spousal Consent in such form.

Section 7.18                             Expenses; Transaction Fees.  At the Closing (as defined in the Purchase Agreement), the Company shall reimburse, or shall cause Fairway Acquisition Company to reimburse, Sterling for its out-of-pocket expenses (including fees and disbursements of counsel) incurred by Sterling in connection with the transactions contemplated by this Agreement, the Purchase Agreement and the financing of the transactions contemplated thereby.  In addition, at the Closing the Company shall pay, or cause Fairway Acquisition Company to pay, to Sterling Investment Partners Advisers, L.L.C., a transaction fee of $4.5 million as set forth in Section 9.1(s) of the Purchase Agreement, and shall reimburse, or cause Fairway Acquisition Company to reimburse, to Sellers (as defined in the Purchase Agreement) up to $800,000 of fees and expenses incurred by the Sellers in connection with negotiating and preparing this Agreement and the other Transaction Documents (as defined in the Purchase Agreement) as set forth in Section 8.6 of the Purchase Agreement.

Section 7.19                             Lender Obligations.  Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement shall affect, limit, or impair the rights and remedies of CapitalSource Finance LLC (“CS Finance”)or any of its Affiliates in their capacity as a lender to the Company and its Subsidiaries pursuant to the Revolving Credit, Term Loan, Capex Line and Security Agreement, dated as of January 18, 2007, by and among the Company, the other borrowers named therein, CS Finance and the other lenders named therein and the loan documents executed in connection therewith.  Without limiting the generality of the foregoing, CS Finance and any Affiliate, in exercising their rights as a lender, including making any decision on whether to foreclose on any collateral security, will have no duty to consider (i) CS Equity III LLC’s status as a stockholder of the Company, or (ii) any duty it may have to any other direct or indirect stockholder or warrant holder of the Company, except as may be required under the applicable loan documents or by applicable law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Charles Santoro
Name: Charles Santoro
Title:

STERLING INVESTMENT PARTNERS, L.P.

By:	Sterling Investment Partners Management, LLC,
its General Partner

By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member

STERLING INVESTMENT PARTNERS SIDE-BY-SIDE, L.P.

By:	Sterling Investment Partners Management, LLC,
its General Partner

By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member

STERLING INVESTMENT PARTNERS II, L.P.

By:	Sterling Investment Partners Management II, L.P.,
its General Partner

By:	Sterling Investment Partners Management II, LLC,
its General Partner

By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member

STERLING INVESTMENT PARTNERS SIDE-BY-SIDE II, L.P.

By:	Sterling Investment Partners Management II, L.P.,
its General Partner

By:	Sterling Investment Partners Management II, LLC,
its General Partner

By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member

CS Equity III LLC

By:	/s/ Shaila Lakhani Ohri
Name: Shaila Lakhani Ohri
Title: Senior Counsel

/s/ Howard Glickberg
Howard Glickberg

/s/ Harold Seybert
Harold Seybert

/s/ Herb Ruetsch
Herb Ruetsch

/s/ Ray Venezia
Ray Venezia

/s/ Brian Riesenburger
Brian Riesenburger

/s/ Peter Romano
Peter Romano

/s/ John Rossi
John Rossi

/s/ Steven Jenkins
Steven Jenkins

/s/ Paul Weiner
Paul Weiner

/s/ Jerry Seybert
Jerry Seybert

/s/ Will Sneddon
Will Sneddon

/s/ Randi Glickberg
Randi Glickberg

/s/ Tom Hoover
Tom Hoover

/s/ Dan Glickberg
Dan Glickberg

/s/ Joanna Glickberg
Joanna Glickberg

HARLEM LINE HOLDINGS, LLC

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Manager

ANNEX I

FORM OF TRANSFEREE AGREEMENT

This Transferee Agreement (“Agreement”) is executed by the transferee whose signature appears below (“Transferee”) pursuant to the terms of the Stockholders’ Agreement (the “Stockholders’ Agreement”) dated as of January 18, 2007 by and among Fairway Holdings Corp., a Delaware corporation (the “Company”), and certain of its stockholders and warrant holders, a copy of which is attached hereto and is incorporated herein by reference.  By execution of this Agreement, Transferee hereby agrees as follows:

1.             Acknowledgment.  Transferee acknowledges (a) that Transferee is acquiring certain securities of the Company from [                     ] subject to the terms and conditions of the Stockholders’ Agreement and (b) that Transferee is an assignee of [                        ] and that for purposes of the Stockholders’ Agreement, Transferee shall be deemed a/an [                            ].(1)

2.             Agreement.  Transferee (a) agrees that such securities of the Company to be acquired by Transferee shall be bound by and subject to the terms of the Stockholders’ Agreement pursuant to the terms thereof and (b) hereby adopts the Stockholders’ Agreement with the same force and effect as if Transferee were originally a party thereto.

3.             Notice.  Any notice required by the Stockholders’ Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

EXECUTED AND DATED this the          day of                 , 2          .

TRANSFEREE:

By:
Address:

(1)           Fill in as appropriate.

ANNEX II

SPOUSAL CONSENT

The undersigned acknowledges as follows:

(a)           The undersigned has read the foregoing Stockholders’ Agreement of Fairway Group Holdings Corp. (the “Agreement”) and understands the contents of the Agreement, and is aware that by the provisions of the Agreement, the Shares (including the undersigned’s community property interest therein, if any) are, inter alia, subject to certain voting agreements, repurchase rights and transfer restrictions.  THE UNDERSIGNED HAS THE RIGHT TO CONSULT WITH COUNSEL OF HIS OR HER CHOOSING IN CONNECTION WITH THIS SPOUSAL CONSENT AND HE OR SHE HAS HAD AMPLE OPPORTUNITY TO DO SO.  IF THE UNDERSIGNED HAS NOT CONSULTED WITH COUNSEL IN CONNECTION HEREWITH, THE UNDERSIGNED HAS KNOWINGLY AND WILLINGLY ELECTED NOT TO DO SO.

(b)           The undersigned (1) consents to any sale of the Shares in compliance with the Agreement, (2) agrees that the undersigned’s spouse who is a signatory to the Agreement shall have the sole and exclusive management power with respect to the Shares subject to the Agreement, and (3) agrees that the undersigned will not effect or attempt to effect any sale or other transfer of such Shares, or of any interest therein.

(c)           Should the spouse of the undersigned die and bequeath to the undersigned any interest in the Shares covered by the Agreement in such a manner that no probate is required with respect thereto, or should the applicable probate laws relating to the community property interest (if any) of the undersigned in such Shares provide, upon the death of the undersigned’s spouse, that the undersigned is entitled to a portion of such Shares without such portion being subject to probate, or should the undersigned acquire any interest in the Shares during the undersigned’s spouse’s life by reason of any agreement, court order, judgment or decree, or for any other reason whatsoever, then the undersigned further agrees that the undersigned shall perform all of the obligations of the undersigned’s spouse (or deceased spouse) imposed thereunder.

(d)           The undersigned shall perform any further acts and execute and deliver any further documents or procure any court orders which may be reasonably necessary to carry out the provisions of this Spousal Consent.

Name:
Spouse of

SCHEDULE 1.1

Permitted Transferees

1. Sellers may distribute the shares of common stock and preferred stock pro-rata to their shareholders and members, as applicable.

2. David Sneddon may transfer all of his shares of common stock to Howard Glickberg.

3. David Sneddon may transfer 1/2 of his shares of preferred stock to Howard Glickberg.

4. David Sneddon may transfer 1/2 of his shares of preferred stock to Harold Seybert.

5. Harold Seybert may transfer all of his shares of common stock to Howard Glickberg.

6. Howard Glickberg may transfer shares representing 1% of the issued and outstanding shares of common stock to William Sneddon.

7. Howard Glickberg may transfer shares of common stock as follows:

Herb Ruetsch	370
Ray Venezia	370
Brian Riesenburger	370
Peter Romano	370
John Rossi	370
Steve Jenkins	370
Paul Weiner	190
Jerry Seybert	1,790
Will Sneddon	900
Randi Glickberg	900
Tom Hoover	220
Dan Glickberg	8,690
Joanna Glickberg	3,000